Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Delivers Fourth Quarter 2018 Results Above Midpoint of Guidance, Reaffirms 2019 Guidance for Adjusted Earnings Per Fully Diluted Share of $2.35 to $2.75

HIGHLIGHTS

•	Fourth quarter 2018 loss per fully diluted share was $(0.23) compared to a loss per fully diluted share of $(5.40) for the same period in 2017.

•	Fourth quarter 2018 adjusted earnings per fully diluted share was $1.03, $0.01 above fourth quarter 2017 and 5% above the midpoint of the Company's guidance range of $0.88 to $1.08.

•	TreeHouse reaffirms 2019 guidance range for adjusted earnings per fully diluted share of $2.35 to $2.75, representing growth in the range of 7 - 25%.

Oak Brook, IL, February 14, 2019 — TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter GAAP loss per fully diluted share of $(0.23) compared to a GAAP loss of $(5.40) reported for the fourth quarter of 2017. The Company reported adjusted earnings per fully diluted share1 of $1.03 in the fourth quarter of 2018 compared to adjusted earnings per share of $1.02 in the fourth quarter of 2017.

"I am extremely proud of the progress we made in 2018, with the dedication and effort our organization put forth,” said Steve Oakland, Chief Executive Officer and President. “I’m particularly pleased with the excellent cash performance in 2018 which enabled us to reduce our net debt by $285 million for the year.”

“We closed the year with adjusted EPS of $1.03, and for the full year, delivered adjusted EPS of $2.20, in line with our original guidance for 2018,” said Matthew Foulston, EVP and Chief Financial Officer. “Revenue in the fourth quarter declined as we anticipated, largely driven by the loss of low margin business in our Snacks division. Excluding Snacks and the impact of SKU rationalization and divestitures, revenue declined a more modest 3.6%. Both our TreeHouse 2020 restructuring program and Structure to Win SG&A initiative meaningfully improved our organization this year. Through TreeHouse 2020, we better optimized our manufacturing and administrative footprint and completed the rollout of our TreeHouse Management Operating Structure (TMOS) in 14 plants, and delivered SG&A savings of over $75 million in the year.”

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1
Adjusted earnings per fully diluted share is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share, information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measure.

OUTLOOK

“In December, we communicated a new vision and enterprise strategy for the company centered around the customer and based on four key tenets - commercial excellence, operational excellence, portfolio optimization, and investment in people and talent - to deliver long-term shareholder value,” continued Mr. Oakland. “This year, our organization will continue to evolve as we further invest in TreeHouse 2020, build a culture of continuous improvement and leverage our operating and information technology systems in order to return TreeHouse to growth over time. While we will need to lap some revenue decline related to volume loss in the first half of 2019, I’m confident in our ability to pivot to revenue growth in the second half of the year as we better position ourselves to capitalize on the private label growth in our categories.”

The Company reaffirms its 2019 guidance for adjusted earnings per fully diluted share of $2.35 to $2.75. TreeHouse net sales are expected to decrease in 2019 to approximately $5.35 to $5.75 billion, and adjusted earnings before interest and taxes (“EBIT”) is expected to be between $290 to $325 million, or approximately 5.4% to 5.7% of net sales.

Net interest expense is expected to be between $115 and $120 million and assumes a rising interest rate environment as the year progresses. The effective tax rate is expected to increase to a range of 23% to 24%, in line with the Company's long-term view of its effective tax rate. The Company also anticipates diluted weighted average shares outstanding to be about ~57 million shares in 2019. Free cash flow in 2019 is anticipated to be between $150 to $200 million, with the priority for cash proceeds going towards reducing debt.

In regard to the first quarter of 2019, the Company expects adjusted earnings in the range of $0.05 to $0.15 per fully diluted share and net sales in the range of $1.27 to $1.33 billion. The expected decrease compared to the first quarter of 2018 will be more than explained by the deterioration in the Snacks division.

The Company is not able to reconcile adjusted earnings per fully diluted share (non-GAAP) to projected reported diluted earnings per share without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results.  These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

FOURTH QUARTER 2018 FINANCIAL RESULTS

Net sales for the fourth quarter of 2018 totaled $1,481.1 million compared to $1,699.9 million for the same period last year, a decrease of 12.9%. The change in net sales from 2017 to 2018 was due to the following:

	Three Months	Twelve Months
	(unaudited)	(unaudited)
SKU rationalization	(2.2)%	(2.8)%
Volume/mix excluding SKU rationalization	(11.9)	(5.3)
Pricing	1.6	1.4
Product recalls	—	(0.1)
Divestitures	(0.2)	(1.0)
Foreign currency	(0.2)	—
Total change in net sales	(12.9)%	(7.8)%

The change in net sales includes the ongoing efforts to simplify and rationalize low margin SKUs, which contributed 2.2% to the year-over-year decline, and the divestiture of the McCann's business in July 2018, which contributed 0.2% to the year-over-year decline. Excluding the impact of SKU rationalization and the McCann's divestiture, net sales decreased 10.5% in the fourth quarter 2018 compared to 2017, driven by the following:

•	Volume/mix was unfavorable 11.9% year-over-year due to decreases in all segments with the most significant decline in the Snacks segment.

•	Foreign currency exchange was unfavorable 0.2% in the fourth quarter of 2018 compared to 2017.

•	Pricing was favorable 1.6% in the fourth quarter of 2018 compared to 2017, reflecting pricing actions to cover commodity, packaging, and freight inflation and tariffs across most product categories.

Gross profit as a percentage of net sales was 17.6% in the fourth quarter of 2018, compared to 15.2% in the fourth quarter of 2017, an increase of 2.4 percentage points. Of this increase, 1.1 percentage points was related to a reduction in expenses associated with restructuring programs to $6.9 million in the fourth quarter of 2018 compared to $32.8 million in 2017, partially offset by $5.7 million of expenses for plant restoration costs in the fourth quarter of 2018 related to a temporary shutdown in the third quarter of 2018 and subsequent abnormal inventory spoilage costs at our Snacks plant in Robersonville, North Carolina. The remaining 1.3 percentage point increase was primarily due to favorable pricing in response to commodity costs and tariffs, and strategic pricing actions, and lower costs resulting from a LIFO liquidation partially offset by higher production costs, including higher freight costs, higher commodity costs, and higher variable incentive compensation.

Operating expenses decreased $553.9 million, or 71.8%, in the fourth quarter of 2018 compared to the fourth quarter of 2017. Operating expenses as a percentage of net sales decreased 30.7 percentage points to 14.7% in the fourth quarter of 2018 from 45.4% in the fourth quarter of 2017.  Included in operating expenses in the fourth quarter of 2017 was $569.7 million related to impairment of goodwill and other intangible assets, restructuring programs, acquisition, integration, divestiture, and related activities, and debt amendment activity compared to $47.1 million of expenses related to restructuring programs, acquisition, integration, divestiture, and related activities, and product recall in the fourth quarter of 2018. Excluding the impact of these costs, operating expenses as a percentage of net sales declined 0.4 percentage point year-over-year, primarily related to a decrease in amortization expense reflecting the impairment of customer related intangible assets in the Snacks segment in the fourth quarter of 2017, savings from the Structure to Win initiative and other cost saving measures, partially offset by increased variable incentive compensation.

Total other expenses, which includes interest expense, loss (gain) on foreign currency exchange, and other expense (income), increased $32.9 million compared to the fourth quarter of 2017, mostly due to non-cash mark-to-market losses from interest rate swaps, unfavorable fluctuations between the U.S. and Canadian dollar during the respective periods and higher interest rates. These increased expenses were partially offset by lower interest expense due to lower net debt, lower credit facility pricing from the December 1, 2017 credit agreement amendment and $3.3 million of associated debt refinancing costs incurred in the fourth quarter of 2017 that did not repeat.

The Company’s fourth quarter 2018 effective income tax rate was 15.4% compared to 42.6% in the prior year’s fourth quarter. The change in the rate year-over-year is primarily due to the enactment of the Tax Cuts and Jobs Act, officers’ compensation that is not deductible for tax purposes, the 2017 impairment of goodwill that was not deductible for tax purposes, and the international restructuring that was completed in 2017.  Excluding the impact of non-recurring items, the fourth quarter 2018 effective tax rate would have been 20.2%. Our effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net loss for the fourth quarter of 2018 was $(12.6) million, compared to $(309.0) million for the same period of the previous year. Adjusted EBITDAS2 was $162.8 million in the fourth quarter of 2018, an increase of $0.1 million compared to the fourth quarter of 2017. The increase in adjusted EBITDAS was primarily due to favorable pricing, lower costs resulting from a LIFO liquidation, and cost saving initiatives, partially offset by higher production costs, unfavorable volume/mix, higher commodity costs, and higher variable incentive compensation.

The Company's share repurchase program continued in the fourth quarter with repurchases totaling $12.4 million, or 0.3 million shares, for a total of $54.6 million or 1.2 million shares repurchased in 2018.

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2
Adjusted EBITDAS is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of Adjusted EBITDAS, information concerning certain items affecting comparability, and a reconciliation of Adjusted EBITDAS to net loss, the most comparable GAAP measure.

The Company’s fourth quarter 2018 results included certain items noted below that, in management’s judgment, affect the assessment of earnings period-over-period.

RECONCILIATION OF DILUTED LOSS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Diluted loss per share per GAAP	$(0.23)	$(5.40)	$(1.10)	$(5.01)
Restructuring programs	0.91	0.84	3.29	1.52
Mark-to-market adjustments	0.50	(0.05)	0.40	(0.04)
CEO transition costs	—	—	0.23	—
Plant restoration costs	0.10	—	0.18	—
Debt amendment and repurchase activity	—	0.09	0.12	0.09
Foreign currency loss (gain) on re-measurement of intercompany notes	0.08	0.03	0.11	(0.10)
Tax indemnification	(0.08)	—	0.06	—
Product recall	0.01	—	0.01	(0.15)
Acquisition, integration, divestiture, and related costs	0.04	0.05	(0.12)	1.76
Impairment of goodwill and other intangible assets	—	9.57	—	9.55
Tax reform	—	(1.86)	—	(1.86)
Taxes on adjusting items	(0.30)	(2.26)	(1.00)	(2.99)
Dilutive impact of shares [3]	—	0.01	0.02	0.04
Adjusted diluted EPS	$1.03	$1.02	$2.20	$2.81

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3
As reported results reflect a loss, all equity awards were considered anti-dilutive and excluded from the EPS calculation. Adjusted amounts, however, reflect net income and equity awards are considered dilutive. Accordingly, adjustments are required to reflect total dilutive shares of 57.4 million compared to basic shares of 57.2 million for the three months ended December 31, 2017. Adjustments are required to reflect total dilutive shares of 56.5 million compared to basic shares of 56.0 million and total dilutive shares of 57.6 million compared to basic shares of 57.1 million for the twelve months ended December 31, 2018 and 2017, respectively.

SEGMENT RESULTS

Baked Goods

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$387.4	$387.3	$1,385.3	$1,403.9
Direct operating income	55.9	54.2	149.8	175.5
Direct operating income percent	14.4%	14.0%	10.8%	12.6%

Change in Net Sales from Prior Year

SKU rationalization	(2.0)%	(1.8)%
Volume/mix excluding SKU rationalization	(0.9)	(1.6)
Pricing	3.0	2.1
Foreign currency	(0.1)	—
Total change in net sales	—%	(1.3)%

Net sales in the Baked Goods segment in the fourth quarter of 2018 were flat compared to the fourth quarter of 2017 with favorable pricing in response to commodity and freight inflation, and strategic pricing actions, offset by the ongoing efforts to simplify and rationalize low margin SKUs, unfavorable volume/mix due to lost distribution from competitive pressure in the dough and in-store bakery categories partially offset by distribution gains primarily in crackers, and unfavorable foreign currency. The improvement in direct operating income margin in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to favorable pricing, lower production costs due to plant efficiencies, and lower selling, general, and administrative expenses from cost saving initiatives partially offset by higher commodity costs (wheat and resin), unfavorable volume/mix and higher freight.

Beverages

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$286.6	$314.3	$1,008.4	$1,073.4
Direct operating income	51.0	56.2	180.3	226.9
Direct operating income percent	17.8%	17.9%	17.9%	21.2%

Change in Net Sales from Prior Year

SKU rationalization	(2.6)%	(2.3)%
Volume/mix excluding SKU rationalization	(6.0)	(3.2)
Pricing	(0.2)	(0.6)
Total change in net sales	(8.8)%	(6.1)%

The change in net sales in the Beverages segment in the fourth quarter of 2018 compared to the fourth quarter of 2017 was due to unfavorable volume primarily in single serve beverages, broth, and creamers, and the ongoing efforts to simplify and rationalize low margin SKUs. Pricing was unfavorable primarily due to competitive pressure in the single serve beverages category. The change in direct operating income margin in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to higher production costs partially offset by favorable commodity costs (casein and coconut oil) and lower selling, general, and administrative expenses from cost saving initiatives.

Condiments

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$284.1	$311.8	$1,252.5	$1,300.6
Direct operating income	35.7	34.4	148.5	136.5
Direct operating income percent	12.6%	11.0%	11.9%	10.5%
Change in Net Sales from Prior Year

SKU rationalization	(4.1)%	(4.5)%
Volume/mix excluding SKU rationalization	(7.1)	(1.5)
Pricing	3.1	2.3
Foreign currency	(0.8)	—
Total change in net sales	(8.9)%	(3.7)%

The change in net sales in the Condiments segment in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to unfavorable volume mix due to competitive pressure in the pickles, preserves and dressings categories, the ongoing efforts to simplify and rationalize low margin SKUs, and unfavorable foreign currency exchange rates, partially offset by favorable pricing to cover commodity inflation and tariffs.  The improvement in direct operating income margin in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to favorable pricing net of commodity and freight inflation and tariffs, lower costs resulting from a LIFO liquidation, and lower selling, general, and administrative expenses from cost saving initiatives, partially offset by higher production costs.

Meals

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$262.8	$292.2	$1,040.0	$1,189.2
Direct operating income	37.8	37.4	125.9	137.3
Direct operating income percent	14.4%	12.8%	12.1%	11.6%
Change in Net Sales from Prior Year

SKU rationalization	(1.8)%	(1.9)%
Volume/mix excluding SKU rationalization	(9.0)	(7.3)
Pricing	2.0	2.2
Divestitures	(1.3)	(5.5)
Total change in net sales	(10.1)%	(12.5)%

The change in net sales in the Meals segment in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to unfavorable volume/mix from competitive pressure (principally in the dry dinner, pasta, and ready-to-eat cereal categories) and category softness (principally in the ready-to-eat cereal category), the ongoing efforts to simplify and rationalize low margin SKUs, and the divestiture of the McCann's business in July 2018.  These decreases were partially offset by favorable pricing to cover commodity and freight inflation. The improvement in direct operating income margin in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to favorable pricing and lower production costs driven by improved operational performance and plant closures, and lower selling, general, and administrative expenses from cost savings initiatives.

Snacks

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)		(unaudited)
Net sales	$260.2	$394.3	$1,125.9	$1,334.5
Direct operating (loss) income	(5.0)	1.1	2.3	25.5
Direct operating (loss) income percent	(1.9)%	0.3%	0.2%	1.9%

Change in Net Sales from Prior Year

SKU rationalization	(0.8)%	(3.4)%
Volume/mix excluding SKU rationalization	(33.5)	(13.1)
Pricing	0.3	0.9
Total change in net sales	(34.0)%	(15.6)%

The change in net sales in the Snacks segment in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to unfavorable volume from the expected loss of low margin business and competitive pressure across all categories (snack nuts, trail mix, and bars), and the ongoing efforts to simplify and rationalize low margin SKUs. Favorable pricing actions were mostly offset by commodity-based price reductions. The change in direct operating income margin in the fourth quarter of 2018 compared to the fourth quarter of 2017 was primarily due to higher production costs and lower volume, partially offset by lower commodity costs and lower direct selling, general, and administrative expenses from cost savings initiatives.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s fourth quarter earnings and its outlook will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at http://www.treehousefoods.com/investor-relations.

COMPARISON OF NON-GAAP INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income (Loss), and the Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the Non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“adjusted diluted EPS”) reflects adjustments to GAAP loss per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, and foreign currency exchange impact on the re-measurement of intercompany notes, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of adjusted diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Consolidated Statements of Operations, is presented above.

Adjusted Net Income, Adjusted EBIT, and Adjusted EBITDAS, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net loss as reported in the Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS metric outlined above.

Adjusted EBIT represents adjusted net income before interest expense, interest income, and income tax expense. Adjusted EBITDAS represents adjusted EBIT before depreciation expense, amortization expense, and non-cash stock-based compensation expense. Adjusted EBIT and adjusted EBITDAS are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net loss for the three and twelve month periods ended December 31, 2018 and 2017 calculated according to GAAP, adjusted net income, adjusted EBIT, and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Consolidated Statements of Cash Flows, we also measure free cash flow which represents net cash provided by operating activities less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities for the twelve months ended December 31, 2018 and 2017 calculated according to GAAP and free cash flow is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with over 40 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, intended, or planned. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2017, and from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONSOLIDATED BALANCE SHEET
(In millions, except per share data)

	December 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$164.3	$132.8
Receivables, net of allowance for doubtful accounts of $1.0 and $0.6	351.3	329.8
Inventories	839.7	918.3
Prepaid expenses and other current assets	61.8	103.8
Total current assets	1,417.1	1,484.7
Property, plant, and equipment, net	1,274.4	1,294.4
Goodwill	2,161.4	2,182.0
Intangible assets, net	700.2	773.0
Other assets, net	46.2	45.2
Total assets	$5,599.3	$5,779.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$577.9	$451.3
Accrued expenses	256.1	138.4
Current portion of long-term debt	1.2	10.1
Total current liabilities	835.2	599.8
Long-term debt	2,297.4	2,535.7
Deferred income taxes	154.2	178.4
Other long-term liabilities	170.6	202.1
Total liabilities	3,457.4	3,516.0
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.0 and 56.6 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(83.3)	(28.7)
Additional paid-in capital	2,135.8	2,107.0
Retained earnings	185.9	245.9
Accumulated other comprehensive loss	(97.1)	(61.5)
Total stockholders’ equity	2,141.9	2,263.3
Total liabilities and stockholders’ equity	$5,599.3	$5,779.3

TREEHOUSE FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018		2017
	(Unaudited)		(Unaudited)
Net sales	$1,481.1	$1,699.9	$5,812.1		$6,307.1
Cost of sales	1,220.9	1,442.2	4,856.7		5,226.7
Gross profit	260.2	257.7	955.4		1,080.4
Operating expenses:
Selling and distribution	92.9	107.3	378.4		402.3
General and administrative	59.5	69.5	280.0		298.4
Amortization expense	21.5	28.3	86.4		114.1
Impairment of goodwill and other intangible assets	—	549.7	—		549.7
Other operating expense, net	43.8	16.8	142.7		128.7
Total operating expenses	217.7	771.6	887.5		1,493.2
Operating income (loss)	42.5	(513.9)	67.9		(412.8)
Other expense (income):
Interest expense	27.0	33.9	114.6		126.8
Loss (gain) on foreign currency exchange	3.6	(2.2)	8.6		(5.0)
Other expense (income), net	26.8	(7.2)	29.5		(10.0)
Total other expense	57.4	24.5	152.7		111.8
Loss before income taxes	(14.9)	(538.4)	(84.8)		(524.6)
Income tax (benefit) expense	(2.3)	(229.4)	(23.4)		(238.4)
Net loss	$(12.6)	$(309.0)	$(61.4)		$(286.2)

Net loss per basic share	$(0.23)	$(5.40)	$(1.10)		$(5.01)
Net loss per diluted share	$(0.23)	$(5.40)	$(1.10)		$(5.01)

Weighted average shares -- basic	56.0	57.2	56.0		57.1
Weighted average shares -- diluted	56.0	57.2	56.0		57.1

Supplemental Information:
Depreciation and amortization	$64.6	$74.4	$258.3	—	$287.6
Stock-based compensation expense, before tax	4.2	4.8	32.4	—	30.0

The following table reconciles the Company’s Net loss to adjusted net income, adjusted EBIT, and adjusted EBITDAS for the three and twelve months ended December 31, 2018 and 2017:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED NET INCOME,
ADJUSTED EBIT, AND ADJUSTED EBITDAS

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2018	2017	2018	2017
		(unaudited in millions)
Net loss per GAAP		$(12.6)	$(309.0)	$(61.4)	$(286.2)
Restructuring programs	(1)	51.3	48.2	186.0	87.7
Mark-to-market adjustments	(2)	28.3	(2.9)	22.5	(2.3)
CEO transition costs	(3)	—	—	13.0	—
Plant restoration costs	(4)	5.7	—	10.4	—
Debt amendment and repurchase activity	(5)	—	5.0	6.8	5.0
Foreign currency loss (gain) on re-measurement of intercompany notes	(6)	4.3	1.7	6.2	(5.9)
Tax indemnification	(7)	(4.7)	—	3.2	—
Product recall	(8)	0.4	—	0.4	(8.4)
Acquisition, integration, divestiture, and related costs	(9)	2.3	2.9	(6.6)	101.4
Impairment of goodwill and other intangible assets	(10)	—	549.7	—	549.7
Tax reform	(11)	—	(106.8)	—	(106.8)
Less: Taxes on adjusting items		(17.0)	(130.3)	(56.3)	(172.3)
Adjusted net income		58.0	58.5	124.2	161.9
Interest expense (excluding debt amendment and repurchase activity)		27.0	30.6	112.2	123.5
Interest income		—	(0.8)	(3.8)	(4.3)
Income tax (benefit) expense		(2.3)	(125.0)	(23.4)	(134.0)
Add: Taxes on adjusting items		17.0	130.3	56.3	172.3
Adjusted EBIT		99.7	93.6	265.5	319.4
Depreciation and amortization	(12)	59.0	64.4	233.5	264.0
Stock-based compensation expense	(13)	4.1	4.7	22.1	29.9
Adjusted EBITDAS		$162.8	$162.7	$521.1	$613.3

		Location in	Three Months Ended December 31,		Twelve Months Ended December 31,
		Consolidated Statements of Operations	2018	2017	2018	2017
			(unaudited in millions)
(1)	Restructuring programs	Other operating expense, net	$43.4	$15.4	$156.0	$41.4
		Cost of sales	6.9	32.8	25.7	46.3
		General and administrative	1.0	—	4.3	—
(2)	Mark-to-market adjustments	Other expense (income), net	28.3	(2.9)	22.5	(2.3)
(3)	CEO transition costs	General and administrative	—	—	13.0	—
(4)	Plant restoration costs	Cost of sales	5.7	—	10.4	—
(5)	Debt amendment and repurchase activity	General and administrative	—	1.7	0.2	1.7
		Other expense (income), net	—	—	4.2	—
		Interest expense	—	3.3	2.4	3.3
(6)	Foreign currency loss (gain) on re-measurement of intercompany notes	Loss (gain) on foreign currency exchange	4.3	1.7	6.2	(5.9)
(7)	Tax indemnification	Other expense (income), net	(4.7)	—	3.2	—
(8)	Product recall	Net sales	—	—	—	(5.5)
		Cost of sales	—	—	—	(2.9)
		General and administrative	0.4	—	0.4	—
(9)	Acquisition, integration, divestiture, and related costs	General and administrative	2.0	1.4	6.8	14.1
		Other operating expense, net	0.3	1.5	(13.4)	87.3
(10)	Impairment of goodwill and other intangible assets	Impairment of goodwill and other intangible assets	—	549.7	—	549.7
(11)	Tax reform	Income tax (benefit) expense	—	(104.4)	—	(104.4)
		Other expense (income), net	—	(2.4)	—	(2.4)
(12)	Accelerated depreciation	Cost of sales	4.8	10.0	20.7	23.3
		General and administrative	0.8	—	4.1	0.3
(13)	Stock-based compensation expense included as an adjusting item	General and administrative	0.1	0.1	10.3	0.1

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS

	Twelve Months Ended December 31,
	2018	2017
	(In millions)
Net Cash Flows Provided By (Used In):
Operating activities	$505.8	$506.0
Investing activities	(160.9)	(159.8)
Financing activities	(311.0)	(278.3)

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Twelve Months Ended December 31,
	2018	2017
	(In millions)
Cash flow provided by operating activities	$505.8	$506.0
Less: Capital expenditures	(196.2)	(185.8)
Free cash flow	$309.6	$320.2

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